Exhibit 10.5

LEVI STRAUSS & CO.

ANNUAL INCENTIVE PLAN

—CONFIDENTIAL—

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

1.	Introduction

This is the official document for the Levi Strauss & Co. Annual Incentive Plan (the “Plan”), which contains the exclusive and complete description of the terms of this Plan. For more specific information on how the Plan works, please refer to the Plan Administrative Guidelines. In the event of any inconsistency between this Plan document and the Plan Administrative Guidelines, this Plan document shall control. The Company reserves the right to amend the Plan from time to time or to terminate the Plan at any time.

The Plan rewards individual achievement of results toward objectives established by Levi Strauss & Co. (the “Company”) for the 2005 fiscal year (the “Plan Year”). The amount of the incentive pay earned depends on the financial performance of the Company and the performance of the individual Participant.

2.	Purpose of the Plan

The purpose of the Plan is to:

•	Align Eligible Employees’ and shareholders’ interests;

•	Recognize and reward Eligible Employees who make substantial contributions to the Company;

•	Provide managers with the ability to recognize and reward key contributors and reinforce the Performance Management Development Program;

•	Tie the incentive opportunity to external competitive practices, and internally to the Company’s total compensation objectives; and

•	Encourage continuation of excellent service.

3.	Defined Terms

A.	Active Employment means the Eligible Employee is on the active payroll of the Company and has not experienced a voluntary or involuntary termination of employment with the Company, including discharge for any reason, resignation, layoff, death, Retirement or Long-Term Disability. An approved leave of absence is considered Active Employment for up to ninety (90) days.

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

B.	Base Salary means the Participant’s base annual wage rate in effect for the Plan Year, excluding bonuses, overtime, shift differential or any other additional pay items.

C.	Business Unit means a category relative to an Eligible Employee’s position within the Company used to measure performance for the Eligible Employee.

D.	Cause means a finding by the Plan Administrator that the Participant has:

1.	committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company;

2.	engaged in any willful misconduct, including insubordination, in respect of his or her duties or obligations to the Company;

3.	violated or failed to comply in any material respect with the Company’s published rules, regulations or policies, as in effect from time to time;

4.	committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty);

5.	misappropriated or embezzled any property of the Company (whether or not a misdemeanor or felony);

6.	failed, neglected or refused to perform the employment duties related to his or her position as from time to time assigned to him or her (including, without limitation, the Participant’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction); or

7.	breached any applicable employment agreement.

“Willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

E.	Committee means the Human Resources Committee of the Board of Directors of Levi Strauss & Co.

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

F.	Company means Levi Strauss & Co. and its participating Subsidiaries.

G.	Controllable Cash Flow means current year EBITDA, plus the change in Management Investment from the prior fiscal year, less capital expenditures, as determined under the Company’s audited financial statements.

H.	EBITDA means earnings before interest, taxes, depreciation and amortization, as determined under the Company’s audited financial statements.

I.	Eligible Employee means each individual who meets the requirements set forth under Section 5. The term “Eligible Employee” excludes anyone who is classified as an independent contractor or consultant, and anyone who provides services to the Company pursuant to a contract between the Company and a third party organization.

J.	Equity Growth means the change in year-to-year EBITDA, times a multiple of 4, plus Controllable Cash Flow. For the 2005 Plan Year, the equation is stated as follows:

[(2005 EBITDA - 2004 EBITDA) X 4] + Controllable Cash Flow = 2005 Equity Growth

K.	Equity Growth Percentage means the Equity Growth divided by Target Equity Growth.

L.	Funding Amount means an amount generated to pay incentives based on the Participant’s Target Amount and the performance of the Funding Source against Target Equity Growth. The Funding Amount is calculated by multiplying a Participant’s Target Amount by the Funding Percentage.

M.	Funding Percentage means the percentage used to determine the final Incentive Pool. The Funding Percentage is calculated under Section 6.B.

N.	Funding Source means the organizational unit(s) used to set and measure financial objectives for purposes of determining the size of the final Incentive Pools. For example, the Funding Source may be the total Company or a designated Business Unit.

O.	Incentive Pool means the sum of the Funding Amounts for all Participants in each Business Unit within the Funding Source, determined after the close of the Plan Year. Incentive Pools are established separately for each Business Unit.

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

P.	Long-Term Disability means the Eligible Employee is disabled within the meaning of, and eligible for benefits under, a long-term disability program or equivalent program maintained by the Company or a Subsidiary employing the Eligible Employee.

Q.	Management Investment means management assets (excluding property, plant and equipment), minus management liabilities, as determined in the Company’s audited financial statements. The term “management” refers to balance sheet items that are under the control of Company management, as determined by the Company.

R.	Participant means an Eligible Employee who meets the participation criteria of the Plan under Section 5.

S.	Participation Rate means the percentage used to determine a Participant’s incentive Target Amount. A Participation Rate is based on the Participant’s job level and is expressed as a percent of Base Salary. Participation rates may vary depending on the Participant’s location and/or job title.

T.	Performance Management Development Program means the program in which performance objectives are set and measured for individual employees.

U.	Plan means the Levi Strauss & Co. Annual Incentive Plan, as set forth herein and as amended from time to time.

V.	Plan Year means the Company’s 2005 fiscal year.

W.	Retirement means a voluntary termination of employment by an employee who meets the age and/or service requirements as defined and determined under the Company retirement plan applicable to the Eligible Employee.

X.	Subsidiary means any corporation of which more than 50% of the outstanding shares having ordinary voting power are owned or controlled by the Company, and any other entity that the Board of Directors of the Company, in its sole discretion, deems to be a Subsidiary.

Y.	Target Amount is calculated for each Participant by multiplying the Participant’s Base Salary by his or her Participation Rate. Target Amounts are calculated in local currency.

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Z.	Target Equity Growth means an Equity Growth amount designated by the Company for the Business Unit.

4.	Effective Date and Termination Date

The Plan is effective with respect to the Company’s 2005 fiscal year only.

5.	Eligibility and Participation

In the North America region, the Plan covers each employee of the Company who (i) is in Active Employment during the Plan Year, (ii) is classified by the Company in the Executive, Leader or Management bands, (iii) is on the payroll of the Company on or before August 31 of the Plan Year, and (iv) remains in Active Employment through the payout date, except as provided below. Outside of the North America region, the Plan covers each employee of the Company who (i) is in Active Employment during the Plan Year, (ii) is classified by the Company in the Executive, Leader, Management, Professional or Contributor bands, (iii) is on the payroll of the Company on or before August 31 of the Plan Year, and (iv) remains in Active Employment through the payout date, except as provided below. In addition, Eligible Employees must meet individual performance expectations as determined by the head of the Eligible Employee’s work group under the Performance Management Development Program. The following paragraphs address changes in status that occur after the first day of the Plan Year.

A.	New Hires and Rehires. If an individual becomes an Eligible Employee after the beginning of the Plan Year, but on or before August 31 of the Plan Year, the Target Amount shall be prorated for the length of time he or she worked as an Eligible Employee. Rehired individuals are not entitled to receive credit for prior periods of employment, unless the employee was involuntarily terminated by the Company without Cause and rehired in the same fiscal year.

B.	Promotions. If an individual becomes an Eligible Employee after the beginning of the Plan Year, but on or before August 31 of the Plan Year, due to promotion, the Target Amount shall be determined based on the Eligible Employee’s Base Salary (determined as of August 31) without proration.

C.

Demotions and Funding Source Changes. If an individual ceases to be an Eligible Employee before the end of the Plan Year, other than due to termination of employment, the Target Amount shall be prorated for the length of time he or she worked as an Eligible Employee. If the Eligible Employee moves from one Funding Source to another Funding Source during

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

the Plan Year, the Target Amount shall be prorated for service in each Funding Source.

D.	Terminations. If a Participant Retires, is terminated without Cause, dies or goes on Long-Term Disability before the end of the Plan Year, the Participant’s Target Amount shall be prorated for the length of time he or she was an Eligible Employee during the Plan Year. As one of the objectives of the Plan is to encourage continuity of service, in all other cases of termination before the payment date (including voluntary resignation or termination for Cause), a Participant shall have no right to any incentive payment.

E.	Leaves of Absence. The Target Amount shall be prorated to exclude any leave of absence in excess of ninety (90) continuous days. To receive credit for a month, the individual must be an Eligible Employee on or before the 15th day of the month.

6.	Plan Funding

The Plan will be funded (or not) based on: (i) the financial performance of the Eligible Employee’s Business Unit and the next higher organizational level at the Company (i.e., the Funding Sources for the Participant); and (ii) the Participant’s Target Amount. If the Equity Growth for these Funding Sources meets or exceeds certain target levels, the Funding Sources will allocate funds to create an Incentive Pool to make payments to Participants in the applicable Business Units. The actual amount of funding for each Funding Source under the Plan is based on a formula described below.

A.	Funding Amount. The Funding Amount for each Funding Source is determined by the following equation:

Funding Amount = Funding Percentage X Target Amount

This formula is applied to each Participant in the Funding Source. The total for all Participants in the Funding Source constitutes the final Funding Amount.

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

B.	Funding Percentage. The following steps are used to determine the Funding Percentage:

1.	First, calculate the Equity Growth Percentage for the Eligible Employee’s Business Unit and the next higher Company organizational level for that Eligible Employee.[1]

2.	Second, using the Equity Growth Percentages, determine each of the corresponding Funding Percentages for the Business Unit and the next higher organizational level, respectively, by reference to the table in Appendix A.

3.	Third, determine the final Funding Percentage by adding together the weighted average of the Funding Percentages for the Business Unit and the next higher organizational level. The weighting is 70% for the Eligible Employee’s Business Unit and 30% for the next higher organizational level. (The weighting is 80%/20% for Asia Business Units.)

C.	Target Amount. The Target Amount is the Participant’s Base Salary multiplied by his or her Participation Rate. The Base Salary and Participation Rate (which is a set percentage based on the Participant’s job level) are determined as of August 31 of the Plan Year. Target Amounts are calculated in local currency. See Section 5 for special rules regarding changes in status that may affect the Target Amount.

D.	Incentive Pool. A final Incentive Pool for each Business Unit within a Funding Source is determined after the end of the Plan Year. A Business Unit’s final Incentive Pool is the sum of the Funding Amounts for each Participant within the Business Unit. After the final Incentive Pools have been determined, members of the Worldwide Leadership Team (“WLT”) may redistribute funds from one Incentive Pool to another. The Chief Executive Officer recommends the final Incentive Pool after the end of the Plan Year for Committee approval.

7.	Participant Incentive Allocations

A.	Performance Management Development Program. Individual incentive payouts are determined by the head of the Participant’s work group, based on individual performance. If a Participant meets performance expectations (as

[1]	For example, the applicable Business Unit may be Japan, with the next higher organizational unit being Asia.

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

determined in the Performance Management Development Program), then he or she will be eligible to receive an individual incentive allocation.

If an Eligible Employee does not meet performance expectations (as determined in the Performance Management Development Program), no incentive payment is issued to that Eligible Employee. Any money budgeted for an Eligible Employee who does not meet performance expectations is added back to the Business Unit’s Incentive Pool, making it available for other Participants in the Business Unit.

B.	Allocations. Individual incentive payouts are allocated to a Participant based on annual results as measured against: (i) the employee’s annual objectives, established at the beginning of the Plan Year; and (ii) contributions relative to others. Individual incentive allocations are reviewed and approved by the Participant’s manager and a WLT member. The Incentive Pool is the limit for incentive awards within a Business Unit.

D.	Timing. Incentive payments are made as soon as administratively practicable after the close of the Plan Year.

8.	Tax Withholding

The Company will deduct from all payments any and all applicable taxes (e.g., federal, state, local or other taxes of any kind) required by law to be withheld with respect to such payment.

9.	Employment Rights

Neither this document nor the existence of the Plan is intended to, nor do they imply, any promise of continued employment by the Company. Employment may be terminated with or without cause, and with or without notice, at any time, for any reason, at the option of the Company or the employee. No one other than the Board of Directors of the Company, Chief Executive Officer, President or a Senior Vice President of LS&CO. may approve any agreement with an employee that guarantees his or her employment. Such an agreement must be in writing and signed by such an authorized individual.

A Participant who voluntarily resigns or who has been Involuntarily Discharged may lose all of his or her interest, including any right, under the Plan, and may not be entitled to receive any payment under the Plan.

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

10.	Other Benefits

No creation of interests or payment of cash under this Plan will be taken into account in determining any benefits under any compensation, pension, retirement, savings, profit sharing, group insurance, welfare or other employee benefit plan of the Company or any Subsidiary. However, an Eligible Employee may be eligible to elect to defer incentive payments under the terms of the Levi Strauss & Co. Deferred Compensation Plan for Executives. Please refer to the terms of such plan for information regarding possible deferral elections.

11.	Unfunded Status

The Plan is unfunded. An Eligible Employee’s right to receive incentive payments under the Plan is an unsecured claim against the general assets of the Company, or Subsidiary, as applicable. Although the Company or a Subsidiary may establish a bookkeeping reserve to meet its obligations, any rights acquired by any Eligible Employee are no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

The Company or any Subsidiary is not required to segregate any assets for incentive payments, and neither the Company, nor any Subsidiary, Board of Directors, Committee nor the Administrator is deemed to be a trustee as to any incentive payment under this Plan. Any liability of the Company or Subsidiary to any Eligible Employee under this Plan is based solely upon any contractual obligations that may be created by this Plan. No provision of the Plan, under any circumstances, gives any Eligible Employee or other person any interest in any particular property or assets of the Company or its Subsidiaries. No incentive payment is deemed to be secured by any pledge of, or other encumbrance or security interest in, any property of the Company, or any Subsidiary. Neither the Company, nor any Subsidiary, the Board of Directors, the Committee, nor the Administrator is required to give any security or bond for the performance of any obligation that may be created under this Plan.

12.	No Limit on Capital Structure Changes

The establishment and operation of this Plan will not limit the ability of the Company or of any Subsidiary to reclassify, recapitalize, or otherwise change its capital or debt structure; to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize; to pay dividends or make other distributions to stockholders; to repurchase stock or to issue stock; or to take any action in respect of its manufacturing, marketing, distribution, merchandising, operations, management or any other aspect of its business.

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

Notwithstanding the above, the Committee may, in its discretion, adjust the manner in which the performance measures are calculated at any time or from time to time to take into account changes in the Company’s business that the Committee believes affect the relationship between the Company’s performance and such value.

13.	Plan Administration

The Plan is administered by the Committee. The Committee may delegate its authority as Plan Administrator to such other person or persons as the Committee designates from time to time. In administering the Plan, the Committee may, at its option, employ compensation consultants, accountants and counsel and other persons to assist or render advice and other services, all at the expense of the Company.

The Committee has the power, in its sole discretion, to interpret the Plan and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. The Committee’s determinations and interpretations shall be conclusive and binding on all individuals. Responsibilities include (but are not limited to) the following:

•	Design and interpret the Plan (including ambiguous terms);

•	Approve Participation Rates;

•	Approve financial performance measures;

•	Approve Funding Sources and weights;

•	Approve Company financial objectives;

•	Approve final Incentive Pool; and

•	Approve other terms and conditions that may be recommended by the Chairman of the Board or the Chief Executive Officer.

The Committee may delegate its day-to-day administrative responsibilities to Company employees and may delegate to Company management the authority to approve amendments to the Plan.

14.	Claims Procedures

A Participant or Beneficiary shall have the right to file a claim, inquire if he or she has any right to benefits and amounts thereof, or appeal the denial of a claim.

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

A.	A claim will be considered as having been filed when a written communication is made by the Participant, Beneficiary or his or her authorized representative (the “claimant”) to the attention of the Plan Administrator. The Plan Administrator shall notify the claimant in writing within 90 days after receipt of the claim if the claim is wholly or partially denied. If an extension of time beyond the initial 90-day period for processing the claim is required, written notice of the extension shall be provided to the claimant prior to the expiration of the initial 90-day period. In no event shall the period, as extended, exceed 180 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a final decision.

B.	Notice of a wholly or partially denied claim for benefits will be made in writing in a manner calculated to be understood by the claimant and shall include:

(i)	the reason or reasons for denial;

(ii)	specific reference to the Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim appeal procedure.

C.

If a claim is wholly or partially denied, the claimant may file an appeal requesting the Plan Administrator to conduct a full and fair review of his or her claim. For purposes of this review, the Plan Administrator may appoint an individual or committee (other than the individual or committee that heard the initial claim) to act on its behalf. An appeal must be made in writing no more than 60 days after the claimant receives written notice of the denial. The claimant may review any documents that apply to the case and may also submit points of disagreement and other comments in writing along with the appeal. The decision of the Plan Administrator regarding the appeal shall be given to the claimant in writing no later than 60 days following receipt of the appeal. However, if the Plan Administrator, in its sole discretion, grants a hearing, or there are special circumstances involved, the decision will be given no later than 120 days after receiving the appeal. If such an extension of time for review is required, written notice of the extension shall be furnished to the

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

claimant prior to the commencement of the extension. The decision shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, as well as specific references to the pertinent Plan provisions on which the decision is based.

D.	Notwithstanding any provision in the Plan to the contrary, no employee, Eligible Employee, Participant, Beneficiary or other person may bring any legal or administrative claim or cause of action against the Plan, the Plan Administrator or the Company in court or any other venue until such person has exhausted the administrative remedies under this Section 15.

E.	If the Plan Administrator is in doubt concerning the entitlement of any person to any payment claimed under the Plan, the Plan Administrator may instruct the Company to suspend payment until satisfied as to the person’s entitlement to the payment. Notwithstanding the foregoing, no person may bring a claim for Plan benefits to arbitration, court or through any other legal action or process until the administrative claims process of this Section 15 has been exhausted.

15.	Amendment, Modification, or Termination of Plan

The Committee may modify, amend or terminate any and all provisions of the Plan at any time during its existence, and establish rules and procedures for its administration, at its discretion and without notice.

Notwithstanding the provision above, the Committee may amend and modify the Plan to comply with or conform to local law, regulation or custom. Such amendments and modifications can have limited application to a specific subsidiary, division or jurisdiction, and need not apply to all Eligible Employees. Each such amendment or modification will be made in writing and attached to this Plan.

16.	Severability

If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision were not part of the Plan.

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

17.	No Waiver

Failure of the Company to enforce at any time any provision of this Plan shall in no way be construed to be a waiver of such provision or any other provision of the Plan.

18.	Governing Law

The Plan and all Award Payouts hereunder will be governed by the laws of the State of California. In applying the laws of the State of California, its rules on choice of law will be disregarded.

19.	All Provisions

This official Plan document represents the exclusive and complete statement of the terms of the Plan, and supersedes any and all prior or contemporaneous understandings, representations, documents and communications between the Company or any Subsidiary and any Eligible Employee, whether oral or written, relating to its subject matters. In the event of any conflict between the provisions of this official Plan document, as amended from time to time, and any other document or presentation describing or otherwise relating to the Plan, this official document shall control.

20.	Adoption

To record the restatement of the Plan, the Company has caused its duly authorized officer to execute this document on the date indicated herein.

Levi Strauss & Co.

By:
Fred Paulenich

Date:

LEVI STRAUSS & CO. ANNUAL INCENTIVE PLAN

Appendix A

Funding Percentage Table

Equity Growth Percentage	Funding Percentage
> 150%	165%
125%	135%
110%	115%
100%	100%
95%	75%
90%	60%
85%	50%
< 85%	0%

Interpolation will apply.